KANDI REPORTS SIGNIFICANT GROWTH IN THIRD QUARTER SALES AND NET INCOME ON
CONTINUING STRENGTH OF BEACH VEHICLE SALES

•	Revenues Grow More Than 470% to Approximately $8.85 Million As Net Income Rises More Than 580% To $871,498 Or $ 0.04 Per Share
•	Company Maintains Outlook For 150% Increase In Full Year Sales And Sees Growth In Net Income To More Than $5 Million

JINHUA, ZHEJIANG PROVINCE, CHINA—Nov. 19, 2007 -- Kandi Technologies, Corp. (the “Company”) (OTC:KNDI.PK), an emerging US traded PRC-based leader in small vehicle production, including ATV’s, golf carts and approximately 15% of the world Go-Kart market, today announced that, led once again by strong sales of the Go-kart beach vehicles developed and introduced by the Company, revenue in its third quarter ended September 30, 2007, grew more than 470% to $8,854,668 compared with $1,552,217 in the same period last year.

The company also achieved an approximately 587% increase in net income, from $126,908 in last year’s third quarter to $871,498 in the third quarter of 2007. EPS in the 2007 third quarter reached $ 0.04 compared with $ 0.01 in the third quarter last year. As of November 15, 2007, the Company had 19,961,000 shares outstanding.

Through the first nine months of 2008, the Company said sales rose approximately 311% to $26,022,205, compared with $6,338,562 in the same period in 2007, while nine month net income grew nearly ten-fold from $37,165 in 2006 to $3,727,193, or $0.25 per share, in the current year’s first nine months.

The Company reported that gross profit in the third quarter grew approximately 246% to $1,465,063 compared to the same period last year, while through the first nine months this year the increase in gross profit was approximately 496% to $5,355,224. Contributing to these figures, was a decline in the cost of goods through the first nine months of the year to approximately 79% of revenues compared to approximately 86% in the same period last year. However, in the third quarter, the cost of goods sold rose somewhat to 83% of sales primarily due to higher raw material costs, while selling and marketing expense as well as R&D costs declined as a percentage of sales.
Additionally, general and administrative expenses in the period rose in absolute terms, but with management’s continuing focus on cost reduction, declined substantially as a percentage of total sales.

As previously reported, sales in the third quarter of 2007 were expected to be somewhat lower than sales in the second quarter of the year, as the Company took advantage in the second quarter of an anticipated third quarter reduction in the export tax rebate by sharply increasing shipments in June.

Mr. Hu Xiaoming, president and CEO of Kandi, commented, “We’re very pleased with the continuing positive reception for our ATV and Go Kart vehicles which will continue to be the key contributors to our growth over the near and intermediate term. In this regard, we will continue to launch additional new models and lines to maintain and expand our position in the world market and, in time, expect our greatest growth will come from our domestic market. Specifically, in 2007, we expect to produce 50,000+ vehicles of all types which we intend to further expand in 2008 while maintaining our focus on gross margins, which we see reaching more than 20% by year end 2007.”

Mr. Xiaoming added, “Of perhaps the greatest significance to the future of the Company is the continuing effort we are making to launch before year end our super mini and, farther in the future, our mini sub-compact auto sales, which we expect in five years will be the largest contributors to our growth. In October, we reported a successful first showing of our KD-08 mini sub-compact for the domestic market, which drew across the board wide praise and, over the next few weeks, we expect to see the first exports of our exciting super-mini to the North American market.”

Full Year Outlook

As previously announced, the company said it expects full year revenues, excluding possible car sales this year, to reach approximately $39 million, which would be more than a 150% increase over the approximately $14.5 million in revenues achieved in 2006. Full year net income also is expected to grow substantially, to in excess of $5 million, as compared with reported net income in 2006 of $1.1 million.

- SEE ATTACHED TABLES -

About the Company

Kandi Technologies, Inc. (formerly Stone Mountain Resources, Inc.) is a PRC (China)-based vehicle machinery producer, concentrating on three areas of small vehicle production: Go-Karts, Special Purpose Vehicles and Casual Purpose Vehicles. At present, it is among the leading producers of Go-Karts in the world, with an estimated 15% share of market and a goal of doubling this share, in large part by becoming the leading producer of this increasingly popular recreational product in China. Focusing on the country's rapid economic development, the Company also sees an increasing need for transportation vehicles for specific purposes, in particular mini-size pesticide spraying vehicles and mini-service vehicles. The Company produces a wide and growing range of All Terrain Vehicles (ATVs) which it believes represent the highest quality vehicles of this type in China, aimed at the export market as well as the rapidly growing market in the PRC. The Company also is focused on the development of fashionable, energy saving mini-cars. It has produced mini-cars that have completed the trial stage and is now preparing to start mass production. It expects to begin to export these cars to the American market, followed by sales in China when the domestic market is more mature. Kandi is a US full reporting company whose shares are traded under the symbol KNDI.

The Company's products can be viewed at http://www.kandivehicle.com.

Information Regarding Forward-Looking Statement

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
Contacts:

Kandi Technologies, Corp.
Hu Xiaoming
President and CEO
(86-0579) 82239700

US Investors
Press
Focus Asia Partners
Robert Agriogianis
Tel: 973-245-8099
Fax: 973-966-6252

- SEE ATTACHED TABLES -

KANDI TECHNOLOGIES, CORP.
(FORMERLY STONE MOUNTAIN RESOURCES, INC.)
AND SUBSIDIARIES`
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$663,308	$1,034,017
Restricted cash	8,666,535	9,092,423
Accounts receivable	12,598,385	7,572,565
Deposit for acquisition	9,740,470	-
Inventories	3,378,476	5,463,179
Notes receivables	1,181,535	430,811
Other receivables	1,603,678	2,988,016
Prepayment and deposits	738,388	332,556
Advance to suppliers	46,884 673,952	184,221
Due from employees	-	31,901
Deferred tax assets	4,684	99
Total Current Assets	38,622,343	27,129,788
NON CURRENT ASSETS
Plant and equipment, net	9,346,741	9,224,935
Land use rights, net	389,321	395,926
Construction in progress	1,064,855	307,158
Deferred tax assets	3,502	2,784
Total Non Current Assets	10,804,419	9,930,803

TOTAL ASSETS	$49,426,762	$37,060,591

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$7,586,970	$6,626,826
Other payables and accrued expenses	298,639	310,406
Short-term bank loans	16,021,654	9,163,737
Current portion of long-term bank loan	1,920,934	1,920,934
Customer deposits	1,107,022	601,168
Notes payable	10,854,656	10,779,563
Deferred taxes	8,167	-
Due to related parties	3,680	-
Total Current Liabilities	37,801,722	29,402,634

NON CURRENT LIABILITIES
Deferred tax liabilities	2,546	3,277
Total Non Current Liabilities	2,546	3,277

TOTAL LIABILITIES	37,804,268	29,405,911

CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $0.001 par value, 100,000,000 shares authorized;
19,961,000 and 12,000,000 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	19,961	12,000
Additional paid-in capital	7,138,105	7,154,193
Retained earnings	3,823,217	96,024
Accumulated other comprehensive income	641,211	392,463
Total Shareholders' Equity	11,622,494	7,654,680

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$49,426,762	$37,060,591

See accompanying notes to the condensed consolidated financial statements

KANDI TECHNOLOGIES, CORP.
(FORMERLY STONE MOUNTAIN RESOURCES, INC.)
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

REVENUES, NET OF SALES TAX	$8,854,668	$1,552,217	$26,022,205	$6,338,562

COST OF GOODS SOLD	7,389,605	1,129,089	20,666,981	5,440,601
GROSS PROFIT	1,465,063	423,128	5,355,224	897,961

Selling and marketing	292,074	54,140	657,342	139,480

General and administrative	248,992	65,501	614,615	285,757

Research and development	16,122	37,777	68,925	87,538
Total operating expenses	557,188	157,418	1,340,882	512,775

INCOME FROM OPERATIONS	907,875	265,710	4,014,342	385,186

INTEREST EXPENSE, NET	(272,818)	(174,741)	(723,171)	(450,734)

GOVERNMENT GRANTS	3,049	30,968	15,233	97,194

FORFEITURE OF CUSTOMER DEPOSIT	233,584	-	500,304	-

OTHER INCOME (EXPENSES), NET	20	4,971	(77,404)	5,519

INCOME BEFORE INCOME TAXES	871,710	126,908	3,729,304	37,165

INCOME TAXES	(212)	-	(2,111)	-
NET INCOME	871,498	126,908	3,727,193	37,165

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain	45,188	292,272	248,748	340,532

Income tax expense related to other comprehensive income	(14,912)	(96,450)	(82,087)	(112,376)

OTHER COMPREHENSIVE INCOME,	$30,276	$195,822	$166,661	$228,156
NET OF TAX

COMPREHENSIVE INCOME	$901,774	$322,730	$3,893,854	$265,321

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	19,961,000	12,000,000	14,741,150	12,000,000

NET INCOME PER COMMON SHARE, BASIC AND DILUTED	0.04	0.01	0.25	0.00

KANDI TECHNOLOGIES, CORP.
(FORMERLY STONE MOUNTAIN RESOURCES, INC.)
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(UNAUDITED)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Par Value	Capital	Earnings	Income	Total
BALANCE AT JANUARY 1, 2007	12,000,000	$12,000	$7,154,193	$96,024	$392,463	$7,654,680

Foreign currency translation gain	-	-	-	-	248,748	248,748

Recapitalization	7,961,000	7,961	(16,088)	-	-	(8,127)
Net income	-	-	-	3,727,193	-	3,727,193
BALANCE AT SEPTEMBER JUNE 30, 2007	19,961,000	$19,961	$7,138,105	$3,823,217	$641,211	$11,622,494

See accompanying notes to the condensed consolidated financial statements

KANDI TECHNOLOGIES, CORP.
(FORMERLY STONE MOUNTAIN RESOURCES, INC.)
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30
CASH FLOWS FROM OPERATING ACTIVITIES:	2007	2006
Net income	$3,727,193	$37,165
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation and amortization	987,296	725,613
Deferred taxes	2,133	-
Forfeiture of customer deposit	(500,304)	-

Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) Decrease in:
Accounts receivable	(5,025,820)	(2,119,004)
Inventories	2,084,702	180,420
Other receivables	1,384,338	693,923
Due to employee	139,695	(13,542)
Prepayments for goods and prepaid expenses	(405,831)	(1,004,419)

Increase (Decrease) in:
Accounts payable	960,146	624,376
Other payables and accrued liabilities	(19,672)	3,581
Tax payable	(2,953)	-
Customer deposits	1,006,158	280,497
Net cash provided by (used in) operating activities	4,337,081	(591,390)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	425,887	1,982,603
Purchases of plant and equipment	(1,102,497)	(367,076)
Purchases of construction in progress	(757,697)	(1,405,602)
Deposit for acquisition	(9,740,470)
Issuance of notes receivable	(6,318,385)	(616,844)
Repayment of notes receivable	5,567,660	576,781
Payment for acquisition, net for cash acquired	-	(69,391)
Reverse merger with SMOU, net of cash acquired	373	-
Net cash (used in) provided by investing activities	(11,925,129)	100,471

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term bank loans	18,493,438	8,307,307
Repayment of short term bank loans	(11,635,522)	(5,218,755)
Proceeds from notes payable	23,284,106	101,155
Repayment of notes payable	(23,209,013)	(3,899,978)
Repayment of advances to related parties	35,582	830,933
Net cash provided by financing activities	6,968,591	120,662

NET DECREASE IN CASH AND CASH EQUIVALENTS	(619,457)	(370,257)
Effect of exchange rate changes on cash	248,748	340,532
Cash and cash equivalents at beginning of period	1,034,017	876,989

CASH AND CASH EQUIVALENTS, END OF PERIOD	$663,308	$847,264

SUPPLEMENTARY CASH FLOW INFORMATION
Income taxes paid	$3,011	$-
Interest paid	$682,093	$440,453

See accompanying notes to the condensed consolidated financial statements.